Exhibit 10.1

SEVERANCE AGREEMENT AND GENERAL RELEASE

THIS RELEASE (“Release”) is effective as of the 24th day of February, 2017, by John J. Ellsworth (“Executive”) in favor of ScanSource, Inc. (“ScanSource” or the “Company”). This is the Release referred to in that certain Employment Agreement dated effective as of July 1, 2014 by and between the Company and Executive (the “Employment Agreement”). Executive gives this Release in consideration of the Company’s promises and covenants as recited herein and in the Employment Agreement, with respect to which this Release is an integral part.

1.	Last Day of Employment and Resignation.

(a)     Last Day of Employment. The Parties agree that Executive’s last day of employment with the Company will be February 24, 2017 (“Separation Date”). Assuming that Executive does not revoke and complies with all of the terms of this Release, Executive will be paid his base salary through his Separation Date, his separation shall be characterized as a resignation, and he will submit a written resignation as a Director and Officer of the company and any parent or affiliate entities. Executive acknowledges that he shall not be entitled to receive any incentive, bonus, or other compensation or benefits whatsoever under the Employment Agreement other than as set forth in this Release.

(b)     Withdrawal of Legal Representation and Company Representation. Executive shall, as of the Separation Date, or as required by court rule or practice, or formally withdraw as legal counsel and legal representative of ScanSource in any matters in which he is listed as counsel of record or in which he otherwise has made any appearances or maintained any formal authority.

(c)     Other Obligations. To be eligible for the consideration provided in paragraph 2 of this Release, Executive has additional obligations as set forth in Schedule A (“Other Obligations”).

2.	Consideration.

(a)     Severance Pay. As consideration for each and every covenant and promise of Executive contained in this Release, the Company agrees to pay Executive an amount equal to $92,500, subject to W-2 reporting and less applicable state and federal taxes and withholdings. This payment shall be made in a lump sum payment within 2 weeks of the execution of this Release.

(b)     Medical/Dental Insurance Benefits. Regardless of whether Executive signs this Release, the Company and/or its applicable carriers will notify Executive of his rights to elect continuation of medical and dental benefits for him and his eligible dependents under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) following his Separation Date. In addition, following his Separation Date, and provided all conditions of this Release are and continue to be met by Executive, the

Company agrees that Executive’s monthly COBRA premium will be at the same level of his current shared coverage expense until the earlier of six months following his Separation Date, or the date that Executive becomes eligible for coverage under another group plan. The Company shall reimburse Executive for the difference between the monthly premium amount actually paid by him for coverage under COBRA and the monthly premium amount paid by active employees for the same level of coverage. Such reimbursement shall be paid by the 20th day of the month immediately following the month in which Executive timely remits the required premium payment. The Company makes no representation to Executive regarding the tax consequences of any benefits that may be received pursuant to this paragraph. If Executive wishes to continue his COBRA coverage beyond the end of such period, he will then be responsible for paying the full premiums for such coverage during the remainder of his potential COBRA coverage eligibility or benefits. Executive will be notified by the Company’s insurance carrier or plan administrator regarding his rights under COBRA and the costs and conditions of that option. All other insurance coverage provided to Executive by the Company, including but not limited to group life insurance and short and long-term disability benefits, will terminate and cease to be in effect as of the Separation Date. In addition, failure by Executive to timely elect COBRA coverage, to timely pay any required premiums or to make any required payments, or to remain eligible for COBRA coverage continuation will terminate the Company’s obligations with respect to such COBRA payments.

(c)     Other Benefits. The Company will reimburse Executive for the cost of complying with the Other Obligations indicated in Schedule A, up to a total of $44,000. This amount will be paid in a lump sum within 30 days of receiving satisfactory confirmation of completion of the obligations indicated in Schedule A.

(d)     Outplacement Services. The Company will pay for up to six (6) months of outplacement services with Major, Lindsay & Africa or another outplacement services provider mutually agreed to by the parties.

(e)     Reference Letter. The Company will provide Executive with a reference letter.

(f)     Effect of Separation on Other Existing Benefits. Except as otherwise set forth herein and any vested benefits, as of the Separation Date, Executive shall cease to be an active participant in the Company’s bonus, incentive, and benefit programs. Following Executive’s Separation Date, Executive’s rights to continue any benefits under the Company’s benefit plans, to convert any such benefits to personal policies, or to receive any vested or accrued benefits under those plans will be governed by the terms of the applicable plan documents and law.

3.    General Release.

Executive, for himself, his successors, assigns, executors, administrators, insureds, attorneys, and all those entitled to assert his rights, now and forever hereby releases and discharges the Company and its respective past and present officers, directors, shareholders, stockholders, trustees, partners, joint ventures, board members, employees, agents, parent corporations, divisions, wholly or partially owned subsidiaries, affiliates, estates, predecessors, successors, heirs, executors, administrators, assigns, representatives, insurers, benefit plans, and attorneys (the “Released Parties”), from any and all legal, administrative, and/or equitable claims, actions, causes of action, sums of money due, suits, debts, liens, covenants, contracts, obligations, costs, expenses, damages, judgments, agreements, promises, demands, claims for attorneys’ fees and costs, or liabilities of any nature whatsoever, in law or in equity, which Executive ever had or now has against the Released Parties, including any claims arising by reason of or in any way connected with any employment relationship which existed between the Company or any of its parents, subsidiaries, affiliates, or predecessors, and Executive. It is understood and agreed that this Release is intended to cover all actions, causes of action, claims or demands for any damage, loss or injury, which may be traced either directly or indirectly to the aforesaid employment relationship, or the termination of that relationship, that Executive has, had or purports to have, from the beginning of time to the date of this Release, whether known or unknown, that now exists, no matter how remotely they may be related to the aforesaid employment relationship including but not limited to claims for employment discrimination under federal, state or local statutes. Without limiting the broadness of the foregoing language, Executive agrees to release the Released Parties from any and all claims under:

a.	Title VII of the Civil Rights Act of 1964, as amended by the Civil Rights Act of 1991;

b.	Section 1981 of the Civil Rights Act of 1866, as amended;

c.	Executive Orders 11246, 13496, and 11141;

d.	the Equal Pay Act of 1963;

e.	the Consolidated Omnibus Budget Reconciliation Act of 1985 (COBRA);

f.	the Americans with Disabilities Act of 1990 and any amendments thereto, including the ADA Amendments Act of 2008;

g.	the Rehabilitation Act of 1973;

h.	the Employee Retirement and Income Security Act of 1974;

i.	the Sarbanes-Oxley Corporate Reform Act of 2002 and the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”);

j.	Whistle-blower and/or retaliation claims or suits under the Sarbanes-Oxley Act of 2002 and/or the Dodd-Frank Act;

k.	the Family and Medical Leave Act of 1993, as amended;

l.	the Health Insurance Portability and Accountability Act of 1996 (HIPAA);

m.	the Fair Labor Standards Act of 1938, as amended;

n.	the Occupational Safety and Health Act;

o.	the Uniformed Services Employment and Re-employment Act of 1994;

p.	the Worker Adjustment and Retraining Notification Act;

q.	the Lilly Ledbetter Fair Pay Act of 2009;

r.	the Fair Credit Reporting Act;

s.	the Consumer Credit Protection Act;

t.	the Immigration Reform and Control Act of 1986;

u.	the National Labor Relations Act;

v.	the Genetic Information Nondiscrimination Act of 2008;

w.	the Age Discrimination in Employment Act;

x.	the South Carolina Payment of Wages Act;

y.	the South Carolina Human Affairs Law;

z.	claims arising under the United States and/or South Carolina Constitutions;

aa.	claims for wages and overtime pay and commissions, bonuses, vacation pay, or any express or implied contracts;

bb.	any common law claims or claims founded in tort (including negligence) for wrongful discharge, negligence, negligent hiring, negligent training or negligent supervision, assault or battery, invasion of privacy, false imprisonment, intentional infliction of emotional distress, defamation, libel, slander, promissory estoppel, detrimental reliance, quantum meruit, unjust enrichment, breach of contract (oral, written or implied), or any other equitable basis or action;

cc.	claims that the Company treated or dealt with Executive unfairly or not in good faith;

dd.	any claims arising under any other federal, state or local law, statute, regulation, ordinance, treaty or law of any other type, or any other cause of action or theory of recovery arising by virtue of Executive’s employment relationship and/or affiliation with ScanSource; and

ee.	any public policy, tort or common law.

Without waiving any prospective or retrospective rights under the Fair Labor Standards Act, Executive admits that Executive has received from ScanSource all rights and benefits, if any, due or potentially due to him pursuant to the Fair Labor Standards Act. Executive understands and acknowledges that it is the Parties’ intent that Executive releases all claims that can be legally released but no more than that.

Executive affirms that while Executive was employed with the Company, Executive had no known and unreported workplace injuries or occupational diseases and was not denied leave under the Family and Medical Leave Act of 1993.

Executive represents and agrees that Executive has been paid and has received all paid or unpaid leave, compensation, wages, overtime, vacation or sick pay, bonuses and/or benefits to which Executive may be entitled and no other amounts, except as may be provided in this Release, are due to Executive.

To the maximum extent permitted by law, Executive waives any right or ability to be a class or collective action representative or to otherwise participate in any putative or certified class, collective, or multi-party action or proceeding in which any of the Released Parties is a party. Executive specifically agrees not to attempt to institute any proceedings or pursue any action pursuant to any laws (state, local, or federal) in any jurisdiction (state, local, or federal) based on employment with or termination from the Company except as required or protected by law. Nothing in this Release prohibits or prevents Executive from filing a charge with or participating, testifying, or assisting in any investigation, hearing, whistleblower proceeding or other proceeding before any federal, state, or local government agency (e.g. EEOC, NLRB, SEC., etc.). However, to the maximum extent permitted by law, Executive agrees that if such an administrative claim is made, Executive shall not be entitled to recover any individual monetary relief or other individual remedies.

4.	Special Notification Under the Age Discrimination in Employment Act.

Executive acknowledges: (a) that he was advised to consult with an attorney prior to executing this Release; (b) that he was allowed up to a period of twenty-one (21) calendar days to consider the Release but has voluntarily signed the Agreement prior to the expiration of that time period; (c) that he is not eligible for the consideration he will receive in Paragraph 2 of this Release except for his agreement to be bound by the terms of this Release; and (d) that he was advised that he may revoke this Release within seven (7) days after he executes it. For this revocation to be effective, written notice must be postmarked or received by Michael Baur, Chief Executive Officer, no later than the close of business on the seventh day after Executive has executed this Release. If Executive revokes this Release, it will not be effective or enforceable, and Executive will not receive any of the payments or benefits described in this Release.

5.	Acknowledgement of No Known Wrongdoing.

Executive acknowledges and represents that as an employee of the Company, he has been obligated to, and has been given the full and unfettered opportunity to, report timely to the Company any conduct that would give rise to an allegation that the Company or any affiliate of the Company has violated any laws applicable to its businesses or has engaged in conduct which could otherwise be construed as inappropriate or unethical in any way, even if such conduct is not, or does not appear to be, a violation of any law. Executive acknowledges that a condition of the payment of any consideration provided by the Company to the Executive hereunder is his truthful and complete representation to the Company regarding any such conduct, including but not limited to conduct regarding compliance with the Company’s Code of Ethics, policies, and procedures, and with all laws and standards governing the Company’s business.

Executive’s truthful and complete representation, based on his thorough search of his knowledge and memory, is as follows: Executive has not been directly or indirectly involved in any such conduct; no one has asked or directed him to participate in any such conduct; and Executive has no specific knowledge of any conduct by any other person(s) that would give rise to an allegation that the Company or any affiliate of the Company has violated any laws applicable to its businesses or has engaged in conduct which could otherwise be construed as inappropriate or unethical in any way.

6.	Continued Cooperation.

Executive agrees that he shall, to the extent reasonably requested by the Company, cooperate with the Company in any pending or future charge, complaint, litigation (including alternative dispute resolution) or investigation and regarding which Executive was involved during the course of his work with the Company and is reasonably expected to have knowledge or information, or in which Executive did or is alleged to have participated during his employment with the Company. Executive further agrees that in any such litigation (including alternative dispute resolution) or investigation, he will, without the necessity of a subpoena, provide truthful testimony relevant to the litigation (including alternative dispute resolution) or investigation in any jurisdiction in which the Company requests. the Company will reimburse Executive for reasonable expenses incurred by Executive in complying with this Section to the extent such expenses are authorized by the Company in advance. the Company and Executive acknowledge and agree that nothing in this Section of this Release nor any other provision of this Release affects Executive’s obligations to cooperate with any government investigation or to respond truthfully to any lawful governmental inquiry or to give truthful testimony in court.

7.	Waiver of Section 11(c)(i) of the Employment Agreement.

The Company agrees to waive the Non-Compete obligations set forth in Section 11(c)(i) of the Employment Agreement. All other restrictions contained in Section 11 survive the execution of this Release.

8.	Governing Law.

This Release shall be construed in accordance with the laws of the state of South Carolina and any applicable federal laws.

9.	Survival/Modification/Waiver.

The confidentiality, non-disparagement, non-solicitation, non-disclosure and use, and non-recruiting obligations contained in Sections 11 of the Employment Agreement survive execution of this Release. Other than those obligations, this Release constitutes the entire understanding of the parties, and no representation, promise, or inducement not included herein shall be binding upon the parties. Executive and the Company affirm that the only consideration for the signing of this Release are the terms set forth above and that no other promises or assurances of any kind have been made to him by the Company or any other entity or person as an inducement for either to sign this Release. This Release may not be changed orally but only by an agreement in writing signed by the parties or their respective heirs, legal representatives, successors, and assigns. No waiver by any party hereto at any time of any breach by any other party hereto of, or in compliance with, any condition or provision of this Release to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No waiver of any provision of this Release shall be implied from any course of dealing between or among the parties hereto or from any failure by any party hereto to assert its rights hereunder on any occasion or series of occasions.

10.	Validity/Severability.

The provisions of this Release shall be deemed severable and the invalidity or unenforceability of any portion or any provision shall not affect the validity or enforceability of the other portions or provisions. Such provisions shall be appropriately limited and given effect to the extent they may be enforceable.

11.	Arbitration.

Executive agrees to have any and all disputes or controversies arising under or in connection with this Release settled by final and binding arbitration administered by the American Arbitration Association (“AAA”) under its National Rules for the Resolution of Employment Disputes and the Federal Arbitration Act, 9 U.S.C. §1, et seq. subject to the following: (a) such arbitration shall take place in Greenville, South Carolina; (b) such arbitration shall be arbitrated by one (1) neutral arbitrator with at least ten (10) years of employment arbitration experience and chosen by both parties from the AAA Roster of Neutral Arbitrators; (c) either party may seek from any court having jurisdiction any interim or provisional relief that is necessary to protect the rights or property of that party, pending the establishment of the arbitral tribunal; (d) discovery shall consist of the exchange of non-confidential and non-privileged documents that are strictly relevant to the claims before the arbitrator, shall be concluded within forty-five (45) days following the appointment of the arbitrator, and, in case of depositions, shall consist of no more than three (3) depositions per party with a maximum duration of three (3) hours each, and all depositions shall be held within thirty (30) days of the making of a request; (e) the arbitration will be based on the submission of documents and there shall be no in-person or oral hearing; (f) the award shall be issued within six (6) months of the filing of the notice of intention to arbitrate and the arbitrator shall agree to comply with this schedule before accepting appointment; (g) except as may be required by law, neither a party nor an arbitrator may disclose the existence, content, or results of any arbitration hereunder without the prior written consent of both parties; (h) the arbitrator shall not have authority the authority to award punitive damages; (i) each party shall bear its own attorney’s fees with the Company bearing the arbitrator’s and administrative fees related to arbitration; and (j) judgment upon the award rendered by the arbitrator may be entered by any court having jurisdiction thereof.

12.	No Admission Of Wrongdoing.

The Parties agree that neither this Release nor the furnishing of the consideration for this Release shall be deemed or construed at any time for any purpose as an admission by the Company of wrongdoing or evidence of any liability or unlawful conduct of any kind. The Company denies any wrongdoing in all respects.

Executive agrees that he has carefully read this Release and is signing it voluntarily.

[Signature page to Ellsworth Severance Agreement and General Release]

/s/ John Ellsworth
Executive
Date:	2-28-17

For ScanSource, Inc.:

By:	/s/ John Harvey
Its:	VP of Worldwide Human Resources
Date:	2-28-17